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                                                                   EXHIBIT 10-11

                          CONSULTANT SERVICES AGREEMENT

    This Agreement is made between EPIXTAR BPO SERVICES CORP. D/B/A EPIXTAR INTERNATIONAL CONTACT CENTER GROUP LTD., a corporation organized and existing under the laws of the State of Delaware with offices located at 11900 Biscayne Blvd., 7th Floor, Miami, Florida 33181 ("Company"), and STEVEN RASMUSSEN, an individual residing at 12035 Hays, Overland Park, KS 66213 ("Consultant").

                                    Recitals

        A. Company is in the business of providing Call Center Services, and in the conduct of its business desires to have the following services, as a consultant, to be performed by Consultant: Business Development and Broker Services.

        B. Consultant agrees to perform the services for Company under the terms and conditions set forth in this agreement.

        In consideration of the mutual promises set forth below it is agreed by and between Company and Consultant as follows:

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                          Section I. Nature of Services

    Consultant will perform consulting and broker services on behalf of the Company and/or any or its subsidiaries or affiliates with respect to all matters relating to or affecting the development of new or existing business for the Company. As a part of Consultant's services, Consultant shall submit various BPO services and/or teleservices proposals from prospective customers to Company. This includes submitting Company's marketing materials and proposals to prospective customers. Company shall accept any such proposals submitted to Company by Consultant that are within Company's capacity and ability to perform and that Company deems commercially reasonable. Nothing in this Agreement shall prohibit Company from marketing its services to other customer entities which have not been introduced by Consultant.

                          Section II. Epixtar Designee

    Company will, from time to time, and through its Chief Executive Officer or its Chief Operating Officer, designate an officer that Consultant may communicate through. Consultant must not incur any expense, perform any services and/or direct any employee of Epixtar Corp. or any of its subsidiaries or affiliates without having first contacted the designated officer to receive permission, which for purposes of this Agreement shall initially be Executive Vice President, Gerald Dunne.

                      Section III. Place of Work; Expenses

    Consultant's services will be rendered largely at Consultant's place of business, but Consultant shall, on reasonable request of Company, come to Company's address listed above or other places designated by the Company, to meet with representatives of the Company. Company shall reimburse Consultant for all expenses approved in accordance with Section II of this Agreement and incurred by Consultant in carrying out Consultant's duties under this Agreement within thirty (30) days after Company's receipt of an invoice therefor. Consultant shall obtain Company's written approval, by either a signed invoice or otherwise, prior to making any transaction.

                        Section IV. Time Devoted to Work

    In the performance of the services, the hours Consultant is to work on any given day will be within Consultant's control and Company will rely upon Consultant to put in such number of hours as is reasonably necessary to fulfill the spirit and purpose of this Agreement. There undoubtedly will be some weeks during which Consultant may not perform any services at all or, on the other hand, may devote a substantial amount of time to work. Nevertheless, any and all work shall be coordinated with the Epixtar Designee as set forth in Section II of this Agreement.

                               Section V. Payment

    On award of business to Company by a customer introduced to Company by Consultant and accepted by Company (a "Customer"), Consultant shall assist in the implementation of the Customer's program, using information provided by Customers, various BPO services and/or teleservices programs, to achieve Customers' and Company's objectives. Company will pay Consultant a set commission percentage for each program brokered by Consultant. This commission percentage is based on the average monthly payroll hours according to the schedule below. For purposes of this Agreement, a "payroll hour" shall refer only to hours that representatives/agents of Company are working on any particular Program at any given time.

     PAYROLL HOUR            COMMISSION PERCENTAGE
---------------------     ---------------------------
       < $10.99                Seven Percent (7%)
   $11.00 - $12.00             Eight Percent (8%)
   $12.01 - $13.00              Nine Percent (9%)
   $13.01 - $14.00              Ten Percent (10%)
   $14.01 - $15.00              Nine Percent (9%)
       > $15.01                Eight Percent (8%)

    Consultant, from the date when calling commences on a program (for existing programs, such date shall be the effective date of this Agreement) and for the first two (2) years therefrom, shall receive One Hundred Percent (100%) of the commission percentage in the table above for such program. Beginning in year three (3) of a program,

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Consultant shall receive Seventy-five Percent (75%) of the Commission Percentage listed above for such program. In the event this Agreement is renewed in accordance with Section VII herein, in years four (4) and years five (5) of a program, Consultant shall be paid Fifty Percent (50%) and Twenty-five Percent (25%) respectively, of the Commission Percentage listed above for such program. Any and all commissions due Consultant shall be payable through the earlier of
(i) the termination of any specific program or, (ii) the termination of this Agreement.

                            Section VI. Payment Terms

    Company will directly pay to Consultant all fees due within thirty (30) days of receipt by Company of a Customer's paid invoice statement. Company will provide Consultant, on a monthly basis, with a copy of all Customer invoices for each Program that Consultant is entitled to receive payment upon. Consultant warrants that beginning on December 1, 2004 he shall no longer accept commission payments from IMS or its subsidiaries. In the event it is found that Consultant has accepted commission payments from IMS or its subsidiaries, said payments will be set-off from succeeding commission payments due Consultant by Company.

                                Section VII. Term

    Unless earlier terminated as set forth herein, this Agreement will run for three (3) years from its effective date, and shall be automatically renewed for successive one-year terms unless either party gives written notice of termination thirty (30) days prior to any expiration date.

                       Section VIII. Status of Consultant

    This Agreement calls for the performance of the services of Consultant as an independent contractor and Consultant will not be considered an employee of Company for any purpose.

                        Section VIX. Services for Others

    In as much as Consultant will acquire or have access to information which is of a highly confidential nature, it is expected that Consultant will not perform any Similar Services for any new company or firm that he has not previously done work for in the past twelve (12) months without Company's prior written consent. This exclusivity requirement shall remain in effect for a period of three (3) years from the effective date of this Agreement. "Similar Services" as used herein shall mean brokerage services for the business of providing inbound and/or outbound telephone call center services in the United States, the Philippines and India. This restriction shall automatically terminate if Consultant terminates this Agreement due to Company's default.

                      Section X. Services after Termination

    Consultant agrees that, for a period of two (2) years following the termination of this agreement, Consultant will not perform any Similar Services for any person, firm or corporation engaged in the business of providing call center services in the United States, the Philippines and India. This restriction shall automatically terminate if Consultant terminates this Agreement due Company's default.

    In the event that a Customer terminates the Customer's relationship with Company as a result of a default by Company, the foregoing restrictions in Sections VIII and IX shall not apply with respect to such Customer, and Consultant may provide Similar Services with regard to such Customer to any other person, firm or entity.

                             Section XI. Termination

    If this Agreement is terminated for any reason other than a breach by Consultant of the terms and conditions contained herein, Company shall remain liable for any and all commissions owed to Consultant from the effective date of termination and up until that time that the Program(s) is(are) terminated.

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                               Section XII. Waiver

    The failure of either party at any time to enforce any rights or remedy available to it under this Agreement or otherwise with respect to any breach or failure by the other party shall not be construed to be a waiver of such right or remedy with respect to any other breach or failure by the other party.

                           Section XIII. Severability

    In the event that provisions of or restrictions contained in this Agreement are held by a court of competent jurisdiction to be invalid or unenforceable, and are not reformed by such court, the remaining provisions and restrictions contained in this Agreement shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provisions or restrictions of this Agreement had not been included.

                              Section XIV. Notices

    Any notices or demands given pursuant to this Agreement or under any statute shall be given in writing by facsimile, e-mail or similar communication, or by certified mail, return receipt requested at the following addresses:

To Company at:    Epixtar BPO Services Corp. d/b/a Epixtar International Contact
                  Center Group Ltd.
                  Attn: Office of the Corporate Secretary
                  11900 Biscayne Blvd.
                  Suite 700
                  Miami, FL 33181
                  Tel #: (305) 503-8600
                  Fax #: (305) 503-8610

To Consultant at: Steven Rasmussen
                  12035 Hays
                  Overland Park, KS 66213

                  Tel #:
                  Fax #:

                            Section XV. Construction

    Each and every term and provision of this Agreement has been mutually agreed to and negotiated by the parties hereto and should be construed simply according to its fair meaning and not strictly for or against any party.

                   Section XVI. Governing Law and Arbitration

    This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Any dispute, controversy or claim arising out of, in connection with, or relating to this Agreement or any breach or alleged breach hereof, shall be settled by arbitration in Miami-Dade County, Florida pursuant to the rules then in effect of the American Arbitration Association, or at any place or under any other form of arbitration mutually acceptable to both parties. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum having jurisdiction. In the event there is any litigation between the parties arising directly and/or indirectly out of this Agreement or the transactions and services contemplated hereby, the prevailing party in such litigation shall be entitled to recover from the other litigation costs and expenses, including reasonable attorneys' fees.

                            Section XVII. Assignment

    This Agreement may not be assigned by either party without the prior written consent of the other party, which consent may be given or withheld in the sole and absolute discretion of such other party. This section in no way prevents Company assigning this Agreement to a subsidiary controlled by Company or an affiliate under control of a common parent. Any assignment by Company pursuant to this Section shall not release Company as guarantor of the payments as contemplated in this Agreement.

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                           Section XVIII. Modification

    This Agreement may not be modified or altered in any respect unless evidenced in writing, signed by both parties and attached hereto. No oral waivers of this provision shall be binding.

                              Section XIX. Headings

    The headings and titles herein have been inserted for reference only and shall not have the effect of modifying the express terms and provisions contained in this Agreement.

    IN WITNESS WHEREOF, this Agreement is signed on behalf of Epixtar International Contact Center Group Ltd. and Steven Rasmussen by its authorized representatives.

EPIXTAR INTERNATIONAL CONTACT CENTER      STEVEN RASMUSSEN
GROUP LTD.

By_/s/ David Srour____________________    By_/s/ Steven

Rasmussen_____________________________

Date_11/29/04_______________________      Date11/29/04__________________________